SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 6, 2006
WHEELING-PITTSBURGH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50300 (Commission File Number)	55-0309927 (IRS Employer Identification No.)

1134 Market Street, Wheeling, WV (Address of principal executive offices)	26003 (Zip code)
Registrant’s telephone number, including area code: (304) 234-2400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) Departure of James G. Bradley
     James G. Bradley, President and Chief Executive Officer of Wheeling-Pittsburgh Corporation (the “Company”) and Chairman of the Board and Chief Executive Officer of the Company’s principal operating subsidiary, Wheeling-Pittsburgh Steel Corporation (“WPSC”) relinquished his positions with the Company and WPSC in a letter dated December 4, 2006.
(c) Appointment of James P. Bouchard as Chief Executive Officer and Craig T. Bouchard as President
     On December 1, 2006, the Board of Directors elected James P. Bouchard as Chairman of the Board of Directors and Chief Executive Officer of the Company, and Craig T. Bouchard as Vice-Chairman of the Board of Directors and President of the Company.
     James P. Bouchard, age 45, is the founder, Chief Executive Officer and Chairman of the Board of Esmark Incorporated (“Esmark”) and Chairman and Chief Executive Officer of the Bouchard Group, L.L.C. Prior to founding Esmark in 2003, Mr. Bouchard was Vice President-Commercial for U.S. Steel Kosice (Europe) from 2000 to 2002. During his 15 year career at U.S. Steel Group, Mr. Bouchard was Manager-Marketing, Manager-National Accounts and Strategic Market Development Manager. Mr. Bouchard served on the C.D.E. committee for Eurofer in Brussels, Belgium. In addition, he served as Chairman of the Steel Shipping Container Institute (SSCI) supplier division American Iron and Steel Institute (AISI) in Washington, DC. James P. Bouchard is the brother of Craig T. Bouchard.
     James P. Bouchard may be deemed to beneficially own approximately 17.7% of the outstanding Esmark common stock (approximately 7.0% on a fully diluted basis, assuming conversion of the Esmark convertible preferred shares).
     The Company and James P. Bouchard agreed to material terms of employment December 5, 2006 (the “Effective Date”). Mr. Bouchard will not receive a cash salary. In lieu of receiving cash, Mr. Bouchard’s base annual salary will be paid entirely by the grant of unrestricted shares of the Company’s common stock equal to $750,000. Payments will generally be made quarterly in arrears based on the average closing sales price of the Company’s common stock for the 5 trading days immediately prior to the grant date. Mr. Bouchard will not be eligible for a bonus for the remainder of 2006 or for 2007. Mr. Bouchard will also receive, upon execution of definitive documentation, 30,000 shares of restricted stock with one-third interest vesting on each of the first three anniversaries of Mr. Bouchard’s employment with the Company. In addition, Mr. Bouchard will participate in such long-term incentive plans and programs for executives as the Company’s Board may establish from time to time.
     Terms of the agreement would also contain a temporary change of control provision, whereby, in the event of a change of control of the Company other than the current merger of the Company with Companhia Siderurgica Nacional (“CSN”) or a merger with Esmark, if the Company terminates James P. Bouchard’s employment, other than for cause, within one year following the change of control, Mr. Bouchard will be entitled to receive: (i) three times his annual salary at the highest annualized rate in effect during the one year immediately preceding the date of the change of control, payable in a single lump sum within thirty days of termination, three times his target bonus, if any, (which shall be 100% of his annual salary if the change of control occurs during the first year of his employment agreement), and all of his previously granted equity awards will become fully vested; or (ii) in the event that the amount set forth under the following schedule is greater that the amount payable under clause (i) and a merger with Esmark or Companhia Siderurgica Nacional (“CSN”) has not been consummated, the amount payable under the following schedule:

Change of Control Date	Amount Payable
Within one year of Effective Date	$5,000,000
After one year but less than two years of Effective Date	$2,500,000
After two years but less than three years of Effective Date	$1,250,000
After three years of Effective Date	$0
     Mr. Bouchard would receive a gross up for any excise taxes on these payments under the same terms as existing Company executives.
     The agreement has a one-year term and is renewable for successive one-year terms. If a merger with CSN or Esmark occurs, the agreement will terminate 30 days after completion of such merger.

     Craig T. Bouchard, age 53, is the co-founder and President of Esmark. Mr. Bouchard has 25 years of experience in domestic and international finance, specializing in mergers, acquisitions and corporate finance and international trading, software and analytics. From 1998 to 2003, Mr. Bouchard was the President and Chief Executive Officer of NumeriX, a Wall Street software company. Prior to helping found NumeriX, Mr. Bouchard was a Senior Vice President at the First National Bank of Chicago (now J.P. Morgan Chase) from 1976 to 1995. During his 19-year career at the bank, Mr. Bouchard was the Global Head of Derivatives Trading, Head of Institutional Research, and Head of Asia Pacific. Craig T. Bouchard is the brother of James P. Bouchard.
     Craig T. Bouchard may be deemed to beneficially own approximately 7.4% of the outstanding Esmark common stock (approximately 2.9% on a fully diluted basis, assuming conversion of the Esmark convertible preferred shares).
     The Company and Craig T. Bouchard agreed to material terms of employment December 5, 2006 (the “Effective Date”). Mr. Bouchard will not receive a cash salary. In lieu of receiving cash, Mr. Bouchard’s base annual salary will be paid entirely by the grant of unrestricted shares of the Company’s common stock equal to $500,000. Payments will generally be made quarterly in arrears based on the average closing sales price of the Company common stock for the 5 trading days immediately prior to the grant date. Mr. Bouchard will not be eligible for a bonus for the remainder of 2006 or for 2007. Mr. Bouchard will also receive, upon execution of definitive documentation, 25,000 shares of restricted stock with one-third interest vesting on each of the first three anniversaries of Mr. Bouchard’s employment with the Company. In addition, Mr. Bouchard will participate in such long-term incentive plans and programs for executives as the Company’s Board may establish from time to time.
     Terms of the agreement would also contain a temporary change of control provision, whereby, in the event of a change of control of the Company other than the current merger of the Company with CSN or a merger with Esmark, if the Company terminates Craig T. Bouchard’s employment, other than for cause, within one year following the change of control, Mr. Bouchard will be entitled to receive: (i) two times his annual salary at the highest annualized rate in effect during the one year immediately preceding the date of the change of control, payable in a single lump sum within thirty days of termination, two times his target bonus, if any, (which shall be 100% of his annual salary if the change of control occurs during the first year of his employment agreement), and all of his previously granted equity awards will be fully vested; or (ii) in the event that the amount set forth under the following schedule is greater that the amount payable under clause (i) and a merger with Esmark or Companhia Siderurgica Nacional (“CSN”) has not been consummated, the amount payable under the following schedule:

Change of Control Date	Amount Payable
Within one year of Effective Date	$4,000,000
After one year but less than two years of Effective Date	$2,000,000
After two years but less than three years of Effective Date	$1,000,000
After three years of Effective Date	$0
     Mr. Bouchard would receive a gross up for any excise taxes on these payments under the same terms as existing Company executives.
     The agreement has a one-year term and is renewable for successive one-year terms. If a merger with CSN or Esmark occurs, the agreement will terminate 30 days after completion of such merger.
     Esmark is currently, and has historically been, a customer of the Company, purchasing flat rolled steel products in the amounts of $7,635,522 in 2005 and $12,212,810 in the current fiscal year.
     The Board of Directors of the Company has adopted guidelines to be used by the Company in conducting commercial business with Esmark to address potential conflicts of interest. The guidelines authorize transactions on an arm’s-length basis containing reasonable terms which are entered into in the ordinary course to further the business of the Company. These guidelines require quarterly reporting of all transactions with Esmark to the Audit Committee of the Board, provide for approval by the Chair of the Audit Committee for specified transactions and provide for biennial review by legal counsel of transactions with Esmark to confirm compliance with the guidelines.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
     The Company’s Code of Business Conduct and Ethics for Employees, Executive Officers and Directors (the “Ethics Code”), provides:
Unless approved by the Board or an appropriate committee of the Board, no Company Party [employee, executive officer or director] or any member of his or her immediate family can acquire a financial interest in, or accept employment with, any entity doing business with the Company if the interest or employment could conflict with his or her duties to the Company and the performance of such duties. It is usually a conflict of interest for a Company Party to work simultaneously for a competitor, customer or supplier of the Company. A Company Party cannot work for a competitor as an employee, consultant or board member.
     The Board of Directors of the Company, on December 1, 2006, pursuant to the Ethics Code, authorized and approved the continued roles of James P. Bouchard and Craig T. Bouchard in the operation and management of Esmark as minority owners, directors and executive officers of Esmark, and, because Esmark may from time to time compete with the Company in a small number of defined products, the Board of Directors waived the restriction contained in the Ethics Code that prohibits employees, executive officers or directors of the Company from working for a competitor in the capacity of employee, consultant or board member.
Item 8.01 Other Events.
     On December 5, 2006, the Board of Directors of the Company appointed a committee of independent directors to evaluate certain third party merger proposals, including the merger agreement with CSN, any proposals from Esmark and other possible strategic alternatives.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELING-PITTSBURGH CORPORATION
By:	/s/ Paul J. Mooney
Paul J. Mooney
Executive Vice President and Chief Financial Officer

Dated: December 6, 2006

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